AMENDMENT NO. 4 AND LIMITED WAIVER

        This AMENDMENT NO. 4 AND LIMITED WAIVER (this “Amendment”) is entered into as of this 27th day of November, 2002, by and among LACROSSE FOOTWEAR, INC., a Wisconsin corporation (“Lacrosse”), DANNER, INC., a Wisconsin corporation (“Danner” together with Lacrosse, collectively the “Borrowers”and individually, a Borrower), GENERAL ELECTRIC CAPITAL CORPORATION (“Agent”), as Agent, and the other Lenders signatory hereto. Unless otherwise specified herein, capitalized terms used in this Waiver shall have the meanings ascribed to them in Schedule A to the Credit Agreement (as hereinafter defined).

RECITALS

        WHEREAS, the Borrowers, Agent and Lenders have entered into that certain Credit Agreement, dated as of June 15, 2001 (as amended, the “Credit Agreement”); and

        WHEREAS, the Borrowers, Agent and Lenders desire to (i) amend the Credit Agreement and (ii) waive certain provisions of that certain Pledge Agreement (the “LaCrosse Pledge Agreement”)dated as of June 15, 2001 between LaCrosse and the Agent.

        NOW THEREFORE, in consideration of the foregoing recitals, mutual agreements contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Agent, Lenders and the Borrowers agree as follows:

        SECTION 1  Amendment. The definition of Fixed Charge Coverage Ratio set forth in Annex A to the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“Fixed Charge Coverage Ratio” means, at any time, the ratio of (i) EBITDA minus Capital Expenditures minus taxes paid in cash, in each case for the then most recently completed four Fiscal Quarters of LaCrosse, on a consolidated basis in accordance with GAAP to (ii) Fixed Charges for the then most recently completed four Fiscal Quarters for LaCrosse, on a consolidated basis in accordance with GAAP.

        SECTION 2  Limited Waiver. The Agent and the Lenders hereby waive Section 7(b) of the LaCrosse Pledge Agreement to the extent, and solely to the extent, necessary to permit Danner to make payments to LaCrosse in respect of the Pledged Collateral (as defined in the LaCrosse Pledge Agreement). This limited waiver shall be limited precisely as written and shall not be deemed or otherwise construed to constitute a waiver of any Default or Event of Default arising out of any other failure of the Borrowers to comply with the terms of the Credit Agreement or the Pledge Agreement.

        SECTION 3  Conditions to Effectiveness. This Waiver shall be effective upon satisfaction of the following conditions precedent:

(a) This Waiver shall have been executed and delivered by Lenders and the Borrowers.

(b) The representations and warranties contained herein shall be true and correct in all respects.

        SECTION 4   Representations And Warranties Of Credit Parties.

(a) The execution, delivery and performance by each Borrower of this Waiver has been duly authorized by all necessary corporate action and this Waiver is a legal, valid and binding obligation of such Borrower enforceable against such Borrower in accordance with its terms, except as the enforcement thereof may be subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law);

(b) Each of the representations and warranties contained in the Credit Agreement is true and correct in all material respects on and as of the date hereof as if made on the date hereof, except to the extent that such representations and warranties expressly relate to an earlier date; and

(c) Neither the execution, delivery and performance of this Waiver by each Borrower nor the consummation of the transactions contemplated hereby does or shall contravene, result in a breach of, or violate (i) any provision of such Borrower’s certificate or articles of incorporation or bylaws, (ii) any law or regulation, or any order or decree of any court or government instrumentality, or (iii) any indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Borrower or any of its Subsidiaries is a party or by which such Borrower or any of its Subsidiaries or any of their property is bound, except in any such case to the extent such conflict or breach has been waived by a written waiver document, a copy of which has been delivered to Agent on or before the date hereof.

SECTION 5   Reference To And Effect Upon The Credit Agreement.

(a) Except as specifically set forth above, the Credit Agreement, the LaCrosse Pledge Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.

(b) The execution, delivery and effectiveness of this Waiver shall not operate as a waiver of any right, power or remedy of Agent or any Lender under the Credit Agreement or any Loan Document, nor constitute amendment of any provision of the Credit Agreement, the LaCrosse Pledge Agreement or any Loan Document, except as specifically set forth herein.

        SECTION 6  Costs And Expenses. As provided in Section 11.3 of the Credit Agreement, Borrowers agree to reimburse Agent for all fees, costs and expenses, including the fees, costs and expenses of counsel or other advisors for advice, assistance, or other representation in connection with this Waiver.

        SECTION 7  GOVERNING LAW. THIS WAIVER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO CONFLICTS OF LAWS PROVISIONS) OF THE STATE OF ILLINOIS.

        SECTION 8  Headings. Section headings in this Waiver are included herein for convenience of reference only and shall not constitute a part of this Waiver for any other purposes.

        SECTION 9  Counterparts. This Waiver may be executed in any number of counterparts, each of which when so executed shall be deemed an original, but all such counterparts shall constitute one and the same instrument.

(signature page follows)

[Signature Page to Limited Waiver to Credit Agreement]

        IN WITNESS WHEREOF, the parties hereto have executed and delivered this Waiver as of the date first written above.

LACROSSE FOOTWEAR, INC.
By: /s/
Name:
Title:

DANNER, INC.
By: /s/
Name:
Title:

GENERAL ELECTRIC CAPITAL CORPORATION, as Agent and Lender
By: /s/
Duly Authorized Signatory

THE CIT GROUP/COMMERCIAL SERVICES, INC. as Lender
By: /s/
Name:
Title: